                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                        Thermo Instrument Systems Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                        Thermo Instrument Systems Inc.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

THERMO INSTRUMENT
Systems Inc.

504 Airport Road
Post Office Box 2108
Santa Fe, New Mexico 87504-2108

                                                          April 25, 1995

Dear Stockholder:

  The enclosed Notice calls the 1995 Annual Meeting of the Stockholders of Thermo Instrument Systems Inc. I respectfully request all Stockholders attend this meeting, if possible.

  Our Annual Report for the year ended December 31, 1994, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

  Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by Proxy.

  I would appreciate your immediate attention to the mailing of this Proxy.

                                                         Yours very truly,

                                                          Arvin H. Smith
                                                  President and Chief Executive
                                                                        Officer

THERMO INSTRUMENT
Systems Inc.

504 Airport Road,
Post Office Box 2108,
Santa Fe, New Mexico 87504-2108

                                                     April 25, 1995

To the Holders of the Common Stock of
 Thermo Instrument Systems Inc.

                            NOTICE OF ANNUAL MEETING

  The 1995 Annual Meeting of the Stockholders of Thermo Instrument Systems Inc. (the "Corporation") will be held on Monday, May 22, 1995, at 8:45 a.m. at the Hyatt Regency Hotel, Hilton Head, South Carolina. The purposes of the Meeting are to consider and take action upon the following matters:

  1. Election of ten Directors.

  2. A proposal recommended by the Board of Directors to amend the Directors Stock Option Plan to change the formula for the award of stock options to purchase common stock of the Corporation to its outside Directors and also to provide for the automatic grant of stock options to purchase common stock of majority-owned subsidiaries of the Corporation to its outside Directors.

  3. Such other business as may properly be brought before the Meeting and any adjournment thereof.

  The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is April 6, 1995.

  The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by Proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

  This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

                                                    Sandra L. Lambert
                                                        Secretary

                                PROXY STATEMENT

  The enclosed Proxy is solicited by the Board of Directors of Thermo Instrument Systems Inc. (the "Corporation") for use at the 1995 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, May 22, 1995, at 8:45 a.m. at the Hyatt Regency Hotel, Hilton Head, South Carolina, and any adjournment thereof. The mailing address of the executive office of the Corporation is 504 Airport Road, Santa Fe, New Mexico 87504-2108. This Proxy Statement and the enclosed Proxy were first furnished to Stockholders of the Corporation on or about April 27, 1995.

                               VOTING PROCEDURES

  The Board of Directors intends to present to the Meeting the election of ten Directors, constituting the entire Board of Directors, as well as one other matter: a proposal to amend the Directors Stock Option Plan to change the formula for the award to its outside Directors of stock options to purchase common stock of the Corporation and also to provide for the automatic grant to its outside Directors of stock options to purchase common stock of majority-owned subsidiaries of the Corporation.

  The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.10 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

  Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors, for the management proposal, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

  In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For all other matters to be voted upon at the Meeting the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. Withholding authority to vote for a nominee for Director or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

  A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

  The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 6, 1995, consisted of 72,017,153 shares of Common Stock, as adjusted to reflect the three-for-two stock split effected in the form of a 50% stock dividend on April 14, 1995. Only Stockholders of record at the close of business on April 6, 1995, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                -- PROPOSAL 1 --

                             ELECTION OF DIRECTORS

  Ten Directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

NOMINEES FOR DIRECTORS

  Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, Thermo Electron Corporation ("Thermo Electron"), is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation.

- --------------------------------------------------------------------------------

 MARSHALL J. ARMSTRONG     Mr. Armstrong, 59, has been a Director of the
                           Corporation since December 1990. Mr. Armstrong has
                           been chief executive officer of Thermo Power
                           Corporation since 1991 and a vice president of
                           Thermo Electron since 1986. Mr. Armstrong is also a
                           director of SatCon Technology Corporation and Thermo
                           Power Corporation.
- -----------------------------------------------------------------------------------------------------------------------------------

 FRANK BORMAN              Mr. Borman, 67, has been a Director of the
                           Corporation since 1986. Mr. Borman is president and,
                           since 1988, chief executive officer of Patlex
                           Corporation, a patent licensing company. Mr. Borman
                           is also a director of American Superconductor
                           Corporation, Auto Finance Group, Inc., Outboard
                           Marine Group and The Home Depot, Inc.
- -----------------------------------------------------------------------------------------------------------------------------------

 DR. ELIAS P. GYFTOPOULOS  Dr. Gyftopoulos, 67, has been a Director of the
                           Corporation since 1986. Dr. Gyftopoulos has been the
                           Ford Professor of Mechanical Engineering and of
                           Nuclear Engineering at the Massachusetts Institute
                           of Technology for more than five years. Dr.
                           Gyftopoulos is also a director of Thermo Electron,
                           Thermo Cardiosystems Inc., ThermoLase Corporation,
                           Thermo Remediation Inc. and Thermo Voltek Corp.
- -----------------------------------------------------------------------------------------------------------------------------------

 DR. GEORGE N. HATSOPOULOS Dr. Hatsopoulos, 68, has been a Director of the
                           Corporation since 1986. Dr. Hatsopoulos has been the
                           Chairman of the Board, President and Chief Executive
                           Officer of Thermo Electron since 1956. Dr.
                           Hatsopoulos is also a director of Bolt, Beranek &
                           Newman, Inc., Thermedics Inc., Thermo Ecotek
                           Corporation, Thermo Electron, Thermo Fibertek Inc.,
                           Thermo Power Corporation, Thermo Process Systems
                           Inc., and ThermoTrex Corporation. Dr. Hatsopoulos is
                           the brother of John N. Hatsopoulos, a Director and
                           Vice President and Chief Financial Officer of the
                           Corporation.
- -----------------------------------------------------------------------------------------------------------------------------------

 JOHN N. HATSOPOULOS       Mr. Hatsopoulos, 61, has been a Director of the
                           Corporation since 1986 and a Vice President and
                           Chief Financial Officer of the Corporation since
                           1988. Mr. Hatsopoulos has been the Chief Financial
                           Officer of Thermo Electron Corporation since 1988
                           and an Executive Vice President of Thermo Electron
                           Corporation since 1986. Mr. Hatsopoulos is also a
                           director of Lehman Brothers Funds, Inc., Thermedics
                           Inc., Thermo Ecotek Corporation, Thermo Fibertek
                           Inc., Thermo Power Corporation., Thermo Process
                           Systems Inc. and ThermoTrex Corporation. Mr.
                           Hatsopoulos is the brother of Dr. George N.
                           Hatsopoulos, a Director of the Corporation.

- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
 ROBERT C. HOWARD      Mr. Howard, 64, has been a Director of the Corporation
                       since 1986. Mr. Howard has been an Executive Vice
                       President of Thermo Electron since 1986. He is also a
                       Director of Thermedics Inc., Thermo Cardiosystems Inc.,
                       Thermo Ecotek Corporation, ThermoLase Corporation,
                       Thermo Power Corporation and ThermoTrex Corporation.
- ------------------------------------------------------------------------------------------------------------------------------------

 FRANK JUNGERS         Mr. Jungers, 68, has been a Director of the Corporation
                       since 1990. Mr. Jungers has been a consultant on
                       business and energy matters since 1977. Mr. Jungers was
                       Vice Chairman of Riedel Environmental Technologies Inc.
                       from July 1989 to October 1991 and was President of that
                       company from January 1989 to July 1989. Mr. Jungers was
                       employed by the Arabian American Oil Company from 1974
                       through 1977 as Chairman and Chief Executive Officer.
                       Mr. Jungers is also a director of The AES Corporation,
                       Dual Drilling Company, Georgia-Pacific Corporation,
                       Pacific Rehabilitation and Sports Medicine, Inc. Star
                       Technologies Inc., Thermo Ecotek Corporation and Thermo
                       Electron.
- ------------------------------------------------------------------------------------------------------------------------------------

 ROBERT A. MCCABE      Mr. McCabe, 60, has been a Director of the Corporation
                       since 1986. Mr. McCabe has served as President of Pilot
                       Capital Corporation, which engages in private
                       investments and provides acquisition services, since
                       1987. Prior to that time, Mr. McCabe was a Managing
                       Director of Lehman Brothers Inc., an investment banking
                       firm. Mr. McCabe is also a director of Borg-Warner
                       Security Corporation, Church & Dwight Company, Morrison-
                       Knudsen Corporation, and Thermo Electron.
- ------------------------------------------------------------------------------------------------------------------------------------

 ARVIN H. SMITH        Mr. Smith, 65, has been a Director and President and
                       Chief Executive Officer of the Corporation since 1986.
                       Mr. Smith has been an executive vice president of Thermo
                       Electron since 1991 and a senior vice president of that
                       corporation since 1986. Mr. Smith is also a director of
                       Thermedics Inc.
- ------------------------------------------------------------------------------------------------------------------------------------

 POLYVIOS C. VINTIADIS Mr. Vintiadis, 58, has been a Director of the
                       Corporation since July 1993. Mr. Vintiadis has been the
                       Chairman and Chief Executive Officer of Towermarc
                       Corporation, a real estate development company, since
                       1984. Prior to joining Towermarc, Mr. Vintiadis was a principal of Morgens, Waterfall & Vintiadis, Inc., a financial services firm, with whom he remains associated. For more than 20 years prior to that time, Mr. Vintiadis was employed by Arthur D. Little &
                       Company, Inc. Mr. Vintiadis is also a director of Thermo
                       Process Systems Inc.

- --------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

  The Board of Directors has established an Executive Committee, an Audit Committee and a Human Resources Committee. The present members of the Executive Committee are Dr. G. Hatsopoulos (Chairman) and Mr. Borman, Mr. Howard, Mr. Smith and Mr. Vintiadis. The Executive Committee is empowered to act when it is impractical to call a meeting of the entire Board of Directors and with certain exceptions has the powers of the Board of Directors. The Audit Committee consists solely of outside directors, and its present members are Mr. McCabe (Chairman), Mr. Jungers and Mr. Vintiadis. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The Human Resources Committee consists solely of outside directors, and its present members are Mr. Jungers (Chairman), Mr. Borman and Dr. Gyftopoulos. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met ten times, the Audit Committee met twice and the Human Resources Committee met four times during fiscal 1994. No meetings of the Executive Committee were held during 1994. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he served held during his tenure, except for Mr. Armstrong who attended 70% of such meetings.

COMPENSATION OF DIRECTORS

  Effective January 1, 1995, Directors who are not employees of the Corporation, of Thermo Electron or any other companies affiliated with Thermo Electron (also referred to as "outside directors"), receive an annual retainer of $8,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Prior to January 1, 1995, the annual retainer paid to outside Directors was $2,000. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings. Payment of Directors' fees is made quarterly. Mr. Armstrong, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard and Mr. Smith are all employees of Thermo Electron companies and do not receive any cash compensation from the Corporation for their services as Directors.

  Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued on the date of deferral as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 98,802 shares of Common Stock has been reserved for issuance under the Deferred Compensation Plan. As of January 28, 1995, deferred units equal to 31,205.65 shares of Common Stock were accumulated under the Deferred Compensation Plan.

  In 1991, the Corporation adopted a directors stock option plan (the "Directors Plan"). The Directors Plan provides for the grant of stock options to purchase shares of Common Stock to outside Directors as additional compensation for their service as Directors. In December 1994, the Board of Directors approved amendments to the Directors Plan that are subject to Stockholder approval at this meeting. The amendments are described under Proposal 2 to this Proxy Statement. Prior to the amendment of the Plan, eligible Directors were granted options to purchase Common Stock on a quarterly basis according to the following formula: 200 shares for each meeting of the Board of Directors held during the quarter and attended in person by the recipient and 100 shares for each telephone meeting or committee meeting of the Board of Directors held during the quarter in which the recipient participated. The amendments to the plan would eliminate the grant of stock options based on meeting attendance and substitute an annual grant of options to purchase 1,000 shares of Common Stock to each eligible Director. In addition, the Directors Plan would provide for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spunout" to outside investors.

  The exercise price for options that have been granted to date under the Directors Plan is determined by the average of the closing prices of the Common Stock as reported on the American Stock Exchange for the five trading days preceding and including the date of grant. Outstanding options are exercisable six months after the date of grant and if granted prior to 1995, generally expire seven years from the date of grant. An aggregate of 112,500 shares of Common Stock has been reserved for issuance under the Directors Plan. As of January 28, 1995, options to purchase 45,000 shares of Common Stock were outstanding under the Directors Plan at an average exercise price of $15.95 per share, 1,575 shares of Common Stock had been issued pursuant to the exercise of options and 2,250 options to purchase shares of Common Stock had lapsed. Options to purchase 65,925 shares of Common Stock were reserved and available for grant under the Directors Stock Plan as of January 28, 1995.

                                STOCK OWNERSHIP

  The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and the Corporation's majority-owned subsidiary, ThermoSpectra Corporation, as of January 28, 1995, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of common stock, (ii) each Director,
(iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all Directors and executive officers as a group. The shares of Common Stock reported below have been adjusted as applicable to reflect a three-for-two stock split effected on April 14, 1995.

                              THERMO INSTRUMENT THERMO ELECTRON  THERMOSPECTRA
          NAME (1)            SYSTEMS INC. (2)  CORPORATION (3) CORPORATION (4)
          --------            ----------------- --------------- ---------------
Thermo Electron Corporation
 (5).........................    67,321,196              N/A            N/A
Marshall J. Armstrong........        13,002           81,539          2,500
Frank Borman ................        15,228                0              0
Richard W. K. Chapman........       128,029           35,869          4,000
Elias P. Gyftopoulos.........        35,268           29,920              0
George N. Hatsopoulos........       114,639        1,563,847         20,000
John N. Hatsopoulos..........        95,129          282,651         20,000
Denis A. Helm................       131,955           71,620          4,000
Robert C. Howard.............        12,495           91,598         10,000
Barry S. Howe................        80,522           38,478          4,000
Frank Jungers................        38,496          107,557              0
Earl R. Lewis................       107,395           80,822         55,000
Robert A. McCabe.............        30,098           19,451              0
Arvin H. Smith...............       345,321          273,653         20,000
Polyvios C. Vintiadis........         3,364                0              0
All Directors and executive
 officers as a group
 (15 persons)................     1,170,932        2,753,528        144,500

- --------
(1) Shares of the common stock of the Corporation, Thermo Electron and ThermoSpectra Corporation beneficially owned include shares owned by the indicated person, by that person's spouse, by that person and his spouse, and by that person and his spouse (or either of them) for the benefit of minor children. Except as reflected in the footnotes to this table, all share ownership includes sole voting and investment power.
(2) Shares of the Common Stock beneficially owned by Mr. Borman, Dr. Chapman, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr.
    Howe, Mr. Jungers, Mr. Lewis, Mr. McCabe, Mr. Smith, Mr. Vintiadis and all Directors and executive officers as a group include 8,025, 123,802, 9,225, 75,000, 75,000, 90,000, 72,000, 8,550, 90,000, 7,050, 187,500, 2,550 and
    760,702 shares, respectively, that such person or group has the right to acquire within 60 days of January 28, 1995 through the exercise of stock options. Shares beneficially owned by Mr. Armstrong, Dr. G. Hatsopoulos,
    Mr. J. Hatsopoulos, Mr. Helm, Mr. Howard, Mr. Howe, Mr. Lewis, Mr. Smith and all Directors and executive officers as a group include 315, 410, 410, 302, 387, 208, 273, 411 and 3,020 full shares, respectively, allocated through January 28, 1995 to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"). Shares beneficially owned by Mr. Borman, Mr. Jungers, Mr. McCabe, Mr. Vintiadis and all Directors and executive officers as a group include 7,203, 8,999, 5,701, 814 and 22,717 full shares, respectively, allocated through January 28, 1995 to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of January 28, 1995; all Directors and executive officers as a group beneficially owned 1.63% of the Common Stock outstanding as of such date.
                                        (Footnotes continued on following pages)

(3) Shares of the common stock of Thermo Electron shown in the table do not reflect a three-for-two split of such stock to be effected on May 24, 1995 to shareholders of record on April 26, 1995. Shares of the common stock of Thermo Electron beneficially owned by Mr. Armstrong, Dr. Chapman, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howard, Mr. Howe, Mr. Jungers, Mr. Lewis, Mr. McCabe, Mr. Smith and all Directors and executive officers as a group include 62,300, 35,550, 2,500, 738,544, 230,100, 50,350, 32,190, 31,175, 2,500, 77,050, 2,500, 169,900 and
    1,479,184 shares, respectively, that such person or group has the right to acquire within 60 days of January 28, 1995 through the exercise of stock options. Shares beneficially owned by Mr. Armstrong, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howard, Mr. Howe, Mr. Lewis, Mr. Smith and all Directors and executive officers as a group include 1,003, 924, 753, 484, 1,245, 245, 348, 657 and 6,141 full shares, respectively, allocated through January 28, 1995 to their respective accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Jungers, Mr. McCabe, and all Directors and executive officers as a group include 35,745, 15,433 and 51,178 full shares, respectively, allocated through January 28, 1995, to their respective accounts maintained pursuant to Thermo Electron's Deferred Compensation Plan for directors. Except for Dr. G. Hatsopoulos, who beneficially owned 3.06% of the Thermo Electron common stock outstanding as of January 28, 1995, no Director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all Directors and executive officers as a group beneficially owned approximately 5.04% of the Thermo Electron common stock outstanding as of January 28, 1995.
(4) Shares of the common stock of ThermoSpectra Corporation beneficially owned by Mr. Armstrong, Mr. Chapman, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howard, Mr. Howe, Mr. Lewis, Mr. Smith and all Directors and executive officers as a group include 2,500, 4,000, 20,000, 20,000, 4,000, 10,000, 4,000, 50,000, 20,000 and 139,500 shares, respectively, that such person or group has the right to acquire within 60 days of January 28, 1995 through the exercise of stock options. No Director or executive officer, nor all Directors and executive officers as a group, beneficially owned more than 1% of such common stock outstanding as of January 28, 1995.
(5) Shares of the Common Stock beneficially owned by Thermo Electron include 6,452,307 shares which Thermo Electron has the right to acquire within 60 days of January 28, 1995 pursuant to the conversion of certain convertible notes of the Corporation held by Thermo Electron. Thermo Electron owned 85.98% of the Common Stock outstanding as of January 28, 1995. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.

DISCLOSURE OF CERTAIN LATE FILINGS

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1994, except in the following instances. The initial reports of ownership for two of the Corporation's executive officers, Mr. Richard W. K. Chapman and Mr. Barry S. Howe were filed 12 days late. In April 1994, Thermo Electron amended its filing for February 1994 to report a purchase of 7,109 shares of the Corporation's Common Stock.

                             EXECUTIVE COMPENSATION

NOTE: The shares of Common Stock reported below have, in all cases, been adjusted as applicable to reflect a three-for-two stock split effected on April 14, 1995.

SUMMARY COMPENSATION TABLE

  The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four other most highly compensated executive officers for the last three fiscal years.

  The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                           SUMMARY COMPENSATION TABLE
- --------------------------------------------------------------------------------

                                                         LONG TERM
                            ANNUAL COMPENSATION        COMPENSATION
                          ------------------------ ----------------------
                                                   SECURITIES UNDERLYING
                                                     AWARDS OF OPTIONS   ALL OTHER
NAME AND                  FISCAL                    (NO. OF SHARES AND    COMPEN-
PRINCIPAL POSITION         YEAR   SALARY   BONUS       COMPANY) (1)      SATION(2)
- ------------------        ------ -------- -------- -------------------------------
Arvin H. Smith (3)......   1994  $255,000 $280,500          --            $ 6,750
 Chief Executive Officer   1993  $240,000 $304,000     187,500 (THI)      $10,023
                           1992  $223,000 $203,800          --            $ 8,891
- ------------------------------------------------------------------------------------
Denis A. Helm...........   1994  $140,000 $ 90,000      22,200 (TMO)      $ 6,750
 Senior Vice President                                   4,000 (TSC)
                           1993  $127,500 $120,000      90,000 (THI)      $ 9,217
                                                        13,975 (TMO)
                           1992  $120,000 $ 80,000       7,425 (TMO)      $14,498(4)
                                                         3,000 (TFT)
- ------------------------------------------------------------------------------------
Earl R. Lewis...........   1994  $140,000 $100,000      30,000 (TMO)      $ 6,750
 Senior Vice President                                  50,000 (TSC)
                           1993  $131,250 $100,000      90,000 (THI)      $ 6,671
                                                        22,750 (TMO)
                           1992  $125,000 $ 68,000      14,250 (TMO)      $ 8,247
                                                         3,000 (TFT)
- ------------------------------------------------------------------------------------
Richard W. K. Chapman                                          (THI)
 (5)....................   1994  $155,000 $100,000      22,500            $ 7,750
 Senior Vice President                                  20,050 (TMO)
                                                         4,000 (TSC)
- ------------------------------------------------------------------------------------
Barry S. Howe (5).......   1994  $130,000 $ 45,000      10,500 (TMO)      $ 6,750
 Vice President                                          4,000 (TSC)

- --------
(1) Mr. Smith has served as an executive officer of Thermo Electron since 1986 and has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation
                                         (footnotes continued on following page)
   and its subsidiary, ThermoSpectra Corporation, from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation. Options granted by the Corporation are designated in the table as "THI." During the past three fiscal years, Mr. Helm, Mr. Lewis, Mr. Chapman and Mr. Howe have been granted options to purchase common stock of the following Thermo Electron companies: Thermo Fibertek Inc. (designated in the table as "TFT"), Thermo Electron
   Corporation (designated in the table as "TMO") and ThermoSpectra Corporation (designated in the table as "TSC").

(2) Represents the amount of matching contributions made on behalf of the executive officers participating in the Thermo Electron 401(k) plan or, in the case of Mr. Chapman, the 401(k) plan maintained by Finnigan Corporation, a subsidiary of the Corporation.

(3) Mr. Smith is an executive vice president of Thermo Electron, as well as the president and chief executive officer of the Corporation. Reported in the table under "Annual Compensation" and "All Other Compensation" are total amounts paid to Mr. Smith for his service in all capacities to Thermo Electron companies. The Human Resources Committee of the Board of Directors of the Corporation reviews total annual compensation to be paid to Mr. Smith from all sources within the Thermo Electron organization and approves the allocation of a percentage of annual compensation (salary and bonus) for the time he devotes to the affairs of the Corporation. For 1994, 40% of Mr. Smith's annual compensation was allocated to the Corporation. In 1993 and 1992, 50% of Mr. Smith's annual compensation was allocated to the Corporation.

(4) In addition to the matching contribution referred to in footnote (2), such amount includes $4,088, representing the market value of 150 shares of Thermo Electron common stock received by Mr. Helm in May 1992 in recognition of his managerial achievements voted by managers of Thermo Electron at its annual management conference.

(5) Mr. Chapman and Mr. Howe were first named executive officers of the Corporation in January 1994.

STOCK OPTIONS GRANTED DURING FISCAL 1994

  The following table sets forth information concerning individual grants of stock options made during fiscal 1994 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1994.

                         OPTIONS GRANTS IN FISCAL 1994
- --------------------------------------------------------------------------------

                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                            NUMBER OF                                                     OF STOCK PRICE
                           SECURITIES    PERCENT OF TOTAL                             APPRECIATION FOR OPTION
                           UNDERLYING    OPTIONS GRANTED                                       TERM
                             OPTIONS     TO EMPLOYEES IN  EXERCISE PRICE EXPIRATION --------------------------
          NAME             GRANTED(1)     FISCAL YEAR(2)    PER SHARE       DATE         5%            10%
          ----             ----------    ---------------- -------------- ----------      --            ---
Arvin H. Smith(3)....... 20,000 (TSC)           7.0%          $10.00      10/26/06     $  159,171 $     427,686
- ---------------------------------------------------------------------------------------------------------------
Denis A. Helm...........  4,000 (TSC)           1.4%          $10.00      10/25/06     $   31,834    $   85,537
                          2,200 (TMO)           0.3%          $40.25      07/19/01     $   36,049    $   84,009
                         20,000 (TMO)(4)        2.8%          $45.10      11/28/06     $  717,862    $1,928,862
- ---------------------------------------------------------------------------------------------------------------
Earl L. Lewis........... 50,000 (TSC)          17.5%          $10.00      10/26/06     $  397,928    $1,069,214
                         30,000 (TMO)(4)        4.2%          $45.10      11/28/06     $1,076,794    $2,893,294
- ---------------------------------------------------------------------------------------------------------------
Richard W. K. Chapman... 22,500 (THI)           3.9%          $19.40      11/30/06     $  347,391    $  933,424
                          4,000 (TSC)           1.4%          $10.00      10/25/06     $   31,834    $   85,537
                             50 (TMO)           0.0%          $40.25      07/19/01     $      819    $    1,909
                         20,000 (TMO)(4)        2.8%          $45.10      11/28/06     $  717,862    $1,928,862
- ---------------------------------------------------------------------------------------------------------------
Barry S. Howe...........  4,000 (TSC)           1.4%          $10.00      10/25/06     $   31,834    $   85,537
                            500 (TMO)           0.1%          $40.25      07/19/01     $    8,193    $   19,093
                         10,000 (TMO)(4)        1.4%          $45.10      11/28/06     $   358,931   $  964,431

- --------
(1) All of the options granted during the fiscal year are immediately exercisable at the date of grant, except options to purchase the common stock of ThermoSpectra Corporation (designated in the table as TSC), which generally are not exercisable until that company's stock is publicly traded. However, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights lapse ratably over a five- to ten-year period, depending on the option term, which may very from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The options to purchase shares of the common stock of Thermo Electron (TMO) reported in the table were granted under stock option plans maintained by Thermo Electron and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its public subsidiaries.

(3) Mr. Smith has served as an executive officer of Thermo Electron since 1986 and has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as chief executive officer of the Corporation. Options granted by the Corporation and its majority-owned subsidiaries are reported in the table.

(4) Options to purchase 20,000, 30,000, 20,000 and 10,000 shares of the common stock of Thermo Electron granted to Mr. Helm, Mr. Lewis, Dr. Chapman and Mr. Howe, respectively, are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

STOCK OPTIONS EXERCISED DURING FISCAL 1994

  The following table reports certain information regarding stock option exercises during fiscal 1994 and outstanding stock options held at the end of fiscal 1994 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1994.

  AGGREGATED OPTION EXERCISES IN FISCAL 1994 AND FISCAL 1994 YEAR-END OPTION
                                    VALUES
- -------------------------------------------------------------------------------

                                                                   NO. OF UNEXERCISED
                                                                    OPTIONS AT FISCAL        VALUE OF UNEXERCISED
                                             SHARES                    YEAR-END(1)          IN-THE-MONEY OPTIONS($)
                                           ACQUIRED ON  VALUE   -------------------------- --------------------------
          NAME                COMPANY       EXERCISE   REALIZED EXERCISABLE  UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
          ----                -------      ----------- -------- -----------  ------------- -----------  -------------
Arvin H. Smith(2)....... Thermo Instrument     --         --      187,500            0        60,000           0
                         ThermoSpectra         --         --            0       20,000             0           0(3)
- ---------------------------------------------------------------------------------------------------------------------
Denis A. Helm........... Thermo Instrument     --         --       90,000            0        28,800           0
                         ThermoSpectra         --         --            0        4,000             0           0(3)
                         Thermo Ecotek         --         --        4,000            0             0(3)        0
                         Thermo Electron      2,100    $ 52,898    50,350(4)         0       396,226           0
                         Thermo Fibertek       --         --        3,000            0        27,375           0
                         ThermoTrex            --         --        2,100            0       $19,005           0
- ---------------------------------------------------------------------------------------------------------------------

Earl R. Lewis........... Thermo Instrument     --         --       90,000            0        28,800           0
                         ThermoSpectra         --         --            0       50,000             0           0(3)
                         Thermo Ecotek         --         --        4,000            0             0(3)        0
                         Thermo Electron       --         --       79,300(4)         0       654,319           0
                         Thermo Fibertek        600    $  4,575     1,800            0        16,425           0
                         ThermoTrex             420    $  4,589       840            0         7,602           0
- ---------------------------------------------------------------------------------------------------------------------
Richard W. K. Chapman... Thermo Instrument      805    $ 14,096   123,802            0       553,458           0
                         ThermoSpectra         --         --            0        4,000             0           0(3)
                         Thermo Electron       --         --       35,550(4)         0       135,163           0
                         Thermo Fibertek       --         --        3,000            0        27,375           0
                         ThermoTrex            --         --          270            0         2,444           0
- ---------------------------------------------------------------------------------------------------------------------
Barry S. Howe........... Thermo Instrument   11,250    $157,500    71,250            0       141,488           0
                         ThermoSpectra         --         --            0        4,000             0           0(3)
                         Thermedics            --         --        4,000            0             0           0
                         Thermo Ecotek         --         --        7,500            0             0(3)        0
                         Thermo Electron      8,250    $192,194    34,011(4)         0       255,965           0
                         Thermo Fibertek       --         --        7,000            0        34,275           0
                         Thermo Power          --         --        4,000            0         1,100           0
                         Thermo Process        --         --        4,000            0             0           0
                         ThermoTrex            --         --        5,350            0       $12,218           0

- --------
(1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end, except options to purchase the common stock of ThermoSpectra Corporation, which generally are not exercisable until that company's stock is publicly traded. The shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date.
(2) As an executive officer of Thermo Electron, Mr. Smith also holds unexercised options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation.
(3) No public market existed for the shares underlying these options as of December 31, 1994. Accordingly, no value in excess of exercise price has been attributed to these options.
(4) Options to purchase 20,000, 30,000, 20,000 and 10,000 shares of the common stock of Thermo Electron granted to Mr. Helm, Mr. Lewis, Dr. Chapman and Mr. Howe, respectively, are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

SEVERANCE AGREEMENTS

  Thermo Electron has entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreements, a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron.

  In 1983, Thermo Electron entered into a severance agreement with Mr. Smith, which states the benefits to be received as an initial percentage which was established by the Board of Directors of Thermo Electron and was generally based upon Mr. Smith's age and length of service with Thermo Electron at the time of severance. Benefits under this agreement are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to Mr. Smith's highest annual total remuneration in any twelve-month period during the preceding three years. The benefit is reduced 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be applied to Mr. Smith is 59.1%.

  In 1988, Thermo Electron entered into severance agreements with several other key employees, including Mr. Helm. Each of the recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the severance event. A qualifying severance exists if (i) the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986.

  Assuming that severance benefits would have been payable under these agreements as of December 31, 1994, Mr. Smith and Mr. Helm would have received approximately $320,000 (with respect to the first year in which benefits would be paid) and $250,000, respectively.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

  All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

  The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

  External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group.

  Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

  The process for determining each of these elements for the Corporation's officers is outlined below.

  BASE SALARY

  Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in calendar 1994 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

  CASH BONUS

  The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from minus three to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability, contributions to shareholder value, and earnings growth, and includes an evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the stockholders. These measures of achievements are not financial targets that are met, not met or exceeded, but are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron designed to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The relative weighting of these achievements varies depending on the executive's role and responsibilities within the organization.

  STOCK OPTION PROGRAM

  The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron Companies.

  The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in the parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

  In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of awards to all employees over a five-year period below 10% of the Corporation's outstanding Common Stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

  Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. In determining option awards, the Committee considers total compensation of executives, actual and anticipated contributions of each executive, as well as the value of previously awarded options as described above. In connection with the spinout of ThermoSpectra Corporation in 1994, options to purchase common stock of this majority-owned subsidiary were granted to executive officers using this methodology. The option awards made with respect to the common stock of the Corporation's parent, Thermo Electron, were determined by the human resources committee of the board of directors of that company using a similar analysis.

1994 CEO COMPENSATION

  Cash compensation for Mr. Arvin H. Smith is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as an executive vice president of Thermo Electron, the Corporation's parent. Each committee evaluates Mr. Smith's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Smith is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. Approximately 40% of Mr. Smith's bonus for 1994 performance was attributable to his responsibilities at the Corporation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Smith's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Smith's compensation to be paid by the Corporation.

  In December 1994, the Committee conducted its review of Mr. Smith's proposed salary for 1994 and bonus for 1994 performance. In addition to the evaluation of Mr. Smith's performance as described above, the Committee also considered the compounded annual return to stockholders from the Corporation's initial public offering in August 1986 through December 1994. The Corporation achieved a rate of return to stockholders of 27.9% per year. The Committee considered Mr. Smith's leadership and contributions in achieving this return in its determination. The Committee concurred in the recommendations made by the Thermo Electron committee and agreed to an allocation of 40% of Mr. Smith's total cash compensation for 1994 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron. The Committee believes that the total cash compensation for Mr. Smith for 1994 tends to be below the competitive norm for a similarly sized company with performance comparable to that of the Corporation, and prefers that a significant portion of total compensation be awarded in the form of long-term incentive compensation, such as stock options.

POLICY ON DEDUCTIBILITY OF COMPENSATION

  The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based". The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based". Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

                          Mr. Frank Jungers (Chairman)
                                Mr. Frank Borman
                            Dr. Elias P. Gyftopoulos

                         COMPARATIVE PERFORMANCE GRAPH

  The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of instrument companies comprised of Beckman Instruments Inc., Dionex Inc., Emerson Electric Corp., Measurex Corp., Perkin-Elmer Corp. and Varian Associates Inc. (the "Current Peer Group"). Last year, the Corporation included Millipore Corp. in its peer group. In 1994, Millipore Corp. exited the analytical instruments industry through the sale of its Waters Division. The Corporation has also added Emerson Electric Corp. and Measurex Corp. to its peer group due to their presence in process control instrumentation, a market the Corporation entered in 1994. Accordingly, two peer groups are presented in the graph, the "Current Peer Group", as described, and a "Discontinued Peer Group", which includes Millipore Corp. and excludes Emerson Electric Corp. and Measurex Corp.

   COMPARISON OF 1989-1994 TOTAL RETURN AMONG THERMO INSTRUMENT SYSTEMS INC.,
              THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX, THE
       CORPORATION'S CURRENT PEER GROUP AND THE DISCONTINUED PEER GROUP.
- --------------------------------------------------------------------------------




                  12/31/89   12/31/90   12/31/91   12/31/92   12/31/93   12/31/94
- ---------------------------------------------------------------------------------
      THI           100         90        146        211        319        291
- ---------------------------------------------------------------------------------
      AMEX          100         82        105        106        126        115
- ---------------------------------------------------------------------------------
    CURRENT
   PEER GROUP       100        108        131        153        178        177
- ---------------------------------------------------------------------------------
  DISCONTINUED
   PEER GROUP       100         99        143        153        173        179

  The total return for the Corporation's Common Stock (THI), the American Stock Exchange Market Value Index (AMEX), the Current Peer Group and the Discontinued Peer Group assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange ("AMEX"). The Corporation's Common Stock is traded on the AMEX under the ticker symbol "THI."

                          RELATIONSHIP WITH AFFILIATES

  Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries".)

  Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

  To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron is also responsible for ensuring that members comply with internal policies and procedures. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

  The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. A subsidiary's participation in the Charter will terminate in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

  As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. For the fiscal year ended December 31, 1994, the Corporation was assessed an annual fee equal to 1.25% of the Corporation's revenues for these services. Effective January 1, 1995, the fee has been reduced to 1.2% of the Corporation's revenues. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1994, Thermo Electron assessed the Corporation $8,277,000, in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are representative of the expenses the Corporation would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

  In January 1994, Thermo Electron entered into an Asset and Stock Purchase Agreement (the "Agreement") with Baker Hughes Incorporated ("Baker Hughes") for the acquisition of certain business operations of Baker Hughes (the "Acquired Business Operations") for an aggregate purchase price of approximately $134,000,000 (the "Total Purchase Price"). In March 1994, the Corporation was assigned certain rights and assumed certain liabilities of Thermo Electron (the "Assignment and Assumption") under the Agreement. Pursuant to the Assignment and Assumption, the Corporation acquired certain of the Acquired Business Operations from Baker Hughes for approximately $89,700,000 and the assumption of certain liabilities related to such operations. The price paid by the Corporation was generally determined by pro rating the Total Purchase Price on the basis of revenues of the respective portions of the Acquired Business Operations and was approved by the Corporation's Board of Directors. In March 1994, Thermo Electron also entered into a similar arrangement with another of its publicly held subsidiaries pursuant to which the subsidiary acquired the remainder of the Acquired Business Operations from Baker Hughes for the balance of the Total Purchase Price and the assumption of certain liabilities related to such operations.

  In April 1994, the Corporation and Thermo Process Systems Inc. (another majority owned subsidiary of Thermo Electron) agreed to form a joint venture called Thermo Terra Tech. The Corporation has contributed its laboratory and health physics and environmental consulting and engineering services businesses to the joint venture. Thermo Process Systems Inc. has contributed approximately $31 million in cash and marketable securities to the joint venture, as well as its Terra Tech business, which provides analytical services to the petroleum industry and to environmental firms. Subject to certain adjustments for the first year of the joint venture's operations, the joint venture will be owned 51% by Thermo Process Systems Inc. and 49% by the Corporation.

  On March 15, 1995, Thermo BioAnalysis Corporation ("TBC"), a subsidiary of the Corporation, completed a private placement primarily to outside investors of minority investments in its common stock. Arvin Smith, the president and chief executive officer of the Corporation, purchased 9,000 shares of the common stock of TBC in such private placement at a purchase price of $10.00 per share, the same price paid by unaffiliated buyers.

  From time to time, the Corporation may transact business in the ordinary course with other companies in the Thermo Group. All such transactions are on terms comparable to those the Corporation would receive from unaffiliated parties.

  As of December 31, 1994, $65,955,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

  Thermo Electron owned approximately 85% of the Corporation's outstanding Common Stock on January 28, 1995. Thermo Electron intends for the foreseeable future to maintain at least 80% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These purchases may be made either in the open market or directly from the Corporation.

                                -- PROPOSAL 2 --

               PROPOSAL TO AMEND THE DIRECTORS STOCK OPTION PLAN

  The Board of Directors has approved amendments to the Corporation's Directors Stock Option Plan (the "Directors Plan") that would change the formula for granting stock options to purchase Common Stock to its outside Directors and would also provide for the automatic grant of stock options to purchase common stock of majority-owned subsidiaries of the Corporation to its outside Directors, subject to Stockholder approval at this Meeting.

  In December 1994, as part of a review of director compensation, the Board of Directors adopted amendments to the Directors Plan, subject to Stockholder approval. The amendments would first change the formula by which stock options to purchase Common Stock are automatically granted to outside Directors. The formula, as amended, would substitute the annual grant of stock options to purchase 1,000 shares of Common Stock to each eligible outside Director as of the close of business on the date of the Annual Meeting of Stockholders for the meeting attendance grants previously awarded quarterly to outside Directors under the Directors Plan. The amendments would also provide for the automatic grant to its outside Directors of stock options to purchase 1,500 shares of common stock of majority-owned subsidiaries of the Corporation spunout from time to time.

  The review of director compensation was conducted in conjunction with an overall review of director compensation for Thermo Electron and its majority-owned subsidiaries. The purpose of the review was to evaluate compensation practices for the entire Thermo Electron family of companies, compare total cash compensation to comparable market data and ensure consistent and internally equitable compensation practices among the companies within the Thermo Electron family. For administrative simplicity, the Directors determined that an annual award of stock options would best serve the interests of the Corporation, in lieu of the quarterly determination and award of stock options based on attendance at meetings of the Board of Directors and its committees. In addition, the Directors approved the award of a fixed number of stock options in majority-owned subsidiaries that may be spunout from time to time as part of the corporate spinout strategy of the Corporation and Thermo Electron.

  The spinout of business units represents an integral part of the Corporation's strategy, and the Corporation believes it is desirable and in the best interests of the Corporation and its Stockholders that the outside Directors of the Corporation have a personal equity interest in spinout companies of the Corporation, such as ThermoSpectra Corporation and Thermo BioAnalysis Corporation. The Board of Directors believes that the award of stock options to key personnel and Directors in its spinout companies created from time to time serves to motivate individuals to contribute significantly to the Corporation's future growth and success and to align the long-term interest of these individuals to those of all the Stockholders of the Corporation. Consistent with its incentive structure for key employees and executives of the Corporation, it is recommended that outside Directors be awarded stock options in the spinout companies by amending the Directors Plan.

SUMMARY OF THE AMENDMENTS TO THE DIRECTORS PLAN

  The full text of the Directors Plan as amended and restated is set forth in Appendix A, to which reference is made. A brief description of the amendments to the Directors Plan follows (the "Amendments"), but is qualified in its entirety by reference to the full text of the plan. Except as amended, the Directors Plan will continue in full force and effect. A brief description of the material terms of the Directors Plan that are not affected by the Amendments are summarized under the heading "Other Terms of the Directors Plan." The closing price of the Common Stock on April 6, 1995 (giving effect to the three-for-two split of the Common Stock effected on April 14, 1995), was $22.92 per share.

  ANNUAL GRANT OF CORPORATION OPTIONS

  The Amendments will discontinue, as of January 1, 1995, the quarterly grant of stock options to purchase Common Stock of the Corporation based on attendance by outside Directors at meetings of the Board of Directors or its committees. In lieu of such options, options to purchase 1,000 shares of Common Stock will be granted annually to each eligible Director as of the close of business on the date of the Corporation's Annual Meeting of Stockholders, beginning with the Annual Meeting to which this proxy statement relates. Options may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date (rather than the seventh anniversary as is currently the case). Options will be subject to restrictions on resale and to the repurchase by the Corporation of the shares subject to option at the exercise price if the Director ceases to serve as a director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron, for any reason other than death, within one year from the date of grant. The option exercise price shall be determined by the average closing price of the Common Stock on the American Stock Exchange for the five trading days preceding and including the date of the Annual Meeting of Stockholders.

  GRANT OF SUBSIDIARY OPTIONS

  The Amendments also provide that options to purchase shares of the common stock of majority-owned subsidiaries of the Corporation will be granted automatically to eligible outside Directors at the close of business on the first Annual Meeting of Stockholders following the spinout of the subsidiary (referred to as the "Spinout Subsidiary"), and also at the close of business on the date of every fifth Annual Meeting of Stockholders thereafter during the continuation of the plan. A "spinout" shall be the first to occur of either a public offering of the subsidiary's common stock or a private placement of such stock primarily to third parties in an arms-length transaction. At the close of business on the date of the applicable Annual Meeting of Stockholders, options to purchase 1,500 shares of common stock of the Spinout Subsidiary will be granted to each eligible outside Director holding office immediately following the meeting. A Director who is also a director of a Spinout Subsidiary will not be eligible to receive options to purchase stock of that subsidiary under the Directors Plan, although he or she will be eligible for options granted under a comparable formula plan adopted by the subsidiary. The exercise price for options will be determined by the average of the closing prices reported by the American Stock Exchange (or other principal market on which such common stock is then traded) for the five trading days immediately preceding the date on which the option is granted, or if the shares are not then traded, at the last price paid per share by independent investors in an arms-length private placement of common stock prior to the option grant under the Directors Plan. Options to purchase the common stock of a Spinout Subsidiary will vest and be exercisable upon the fourth anniversary of the grant date, unless the common stock underlying the option grant is registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Section 12 Registration") prior to such date. Section 12 Registration is normally a prerequisite to the public trading of a security. In the event that the effective date of Section 12 Registration occurs prior to the fourth anniversary of the grant date, then the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron. In such event, the restrictions and repurchase rights shall lapse or be deemed to have lapsed at the rate of 25% per year, starting with the first anniversary of the grant date, provided the Director has continuously served as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron since the grant date. The option will expire on the fifth anniversary of the grant date, unless the Director dies or otherwise ceases to serve as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron prior to that date.

OTHER TERMS OF THE DIRECTORS PLAN

  A brief description of the other principal features of the Directors Plan that are not affected by the Amendments follows, but it is qualified in its entirety by reference to the full text set forth in Appendix A.

  ELIGIBILITY; ADMINISTRATION

  Directors of the Corporation who are not employees of the Corporation or any subsidiary or parent corporation of the Corporation are eligible to participate in the Directors Plan. The Directors Plan is administered by the Board of Directors of the Corporation (the "Board"). All questions of interpretation of the Directors Plan or of any options granted pursuant to the Plan are determined by the Board.

  TERMS AND CONDITIONS OF OPTIONS

  The exercise price for options is determined by the average of the closing prices reported by the American Stock Exchange (or other principal exchange in which the Common Stock is then traded) for the five trading days immediately preceding and including the date the option is granted, or, if the shares underlying the option are not so traded, at the last price paid per share by independent investors in an arms-length transaction prior to the option grant. The exercise price of options granted under the Directors Plan must be paid in full by check or by the delivery of shares of Common Stock (or shares of the common stock of the applicable subsidiary) that have a fair market value on the exercise date equal to the exercise price of the option. Stock options granted under the plan are non-statutory stock options. If a Director dies or otherwise ceases to serve as a Director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron, or the Corporation is liquidated, the options will terminate. Options are evidenced by a written agreement and are subject to transfer restrictions that lapse as to all of the shares on the first anniversary of the grant date, as to annual grants of options to purchase Common Stock of the Corporation, and ratably over a four-year period as to options to purchase common stock of Spinout Subsidiaries of the Corporation, as described above under the caption "Grant of Subsidiary Options". Option holders will be permitted to tender shares of Common Stock (or shares of the common stock of the applicable subsidiary) to satisfy withholding tax obligations, if any.

  CHANGE IN CONTROL PROVISIONS

  If there is a "Change in Control" of the Corporation or its parent corporation, Thermo Electron, as defined in the Directors Plan, any stock options that are not then exercisable and fully vested will become fully exercisable and vested; and the restrictions applicable to shares purchased upon exercise of options will lapse and such shares will be free of restrictions and fully vested. Generally, a "Change in Control" occurs if (1) any person other than Thermo Electron becomes the beneficial owner of 50% or more of the outstanding

Common Stock of the Corporation, or any person becomes the beneficial owner of 25% or more of the outstanding common stock of Thermo Electron, without the prior approval of the Board of Directors, or the board of directors of Thermo Electron, as the case may be, (2) during any two-year period the individuals who constituted the Board of Directors or the board of directors of Thermo Electron at the beginning of such period no longer represent a majority of such board, or (3) the Board of Directors or the board of directors of Thermo Electron determines that any other event constitutes an effective change in control of the Corporation or Thermo Electron.

  AMENDMENT AND TERMINATION

  The Directors Plan remains in full force and effect until suspended or discontinued by the Board. The Board may at any time or times amend or review the Directors Plan, provided that no amendment that is not approved by the Stockholders of the Corporation shall be effective if it would cause the Directors Plan to fail to satisfy the requirements of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended. No amendment of the Directors Plan or any agreement evidencing options granted under the Directors Plan may adversely affect the rights of any recipient of any option previously granted without such recipient's consent.

  SHARES SUBJECT TO THE DIRECTORS PLAN

  The number of shares of the Common Stock that has been reserved for issuance under the Directors Plan is 112,500 shares. If the Amendments to the Directors Plan are approved by the Stockholders at this Meeting, an additional 25,000 shares of the common stock of each Spinout Subsidiary will also be reserved for transfer upon exercise of options granted thereunder. Options and shares that are forfeited or otherwise reacquired by the Corporation will again be available for the grant of options under the Directors Plan. If the outstanding shares of Common Stock or the outstanding shares of the common stock of any Spinout Subsidiary are increased, decreased or exchanged for a different number or kind of shares or other securities through merger, consolidation, stock split, stock dividend, reverse stock split or other distribution, an appropriate proportionate adjustment may be made in the maximum number or kind of shares reserved for issuance under the Directors Plan.

  The proceeds received by the Corporation from exercises under the Directors Plan will be used for the general purposes of the Corporation. Shares issued under the Directors Plan may be authorized but unissued shares, or shares reacquired by the Corporation and held in its treasury.

  EFFECTIVE DATE

  The Amendments will be effective as of January 1, 1995, if approved by the Stockholders of the Corporation at this meeting.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the principal current Federal income tax consequences of stock options granted under the Directors Plan. It does not describe all Federal tax consequences under the Directors Plan, nor does it describe state, local or foreign tax consequences.

  The stock options granted under the Directors Plan are non-statutory stock options and therefore no income will be realized by the optionee at the time the option is granted. Generally, at exercise, ordinary income will be realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. The Corporation receives a tax deduction for the same amount, and, upon disposition of the shares, appreciation or depreciation after the date of exercise will be treated as either short-term or long-term capital gain depending on how long the shares have been held.

NEW PLAN BENEFITS

  Only the outside Directors of the Corporation are eligible to participate in the Directors Plan. The following table sets forth, to the extent determinable, the number of shares of the common stock of the

Corporation and its majority-owned subsidiaries that will be granted under the Directors Plan to the "non-executive Director Group" if the Amendments are approved by the Stockholders. Named executive officers and other employee groups are not set forth in the table as such persons and groups are not eligible to receive options under the Directors Plan.

                                               NUMBER
                                      DOLLAR     OF
         NAME AND POSITION           VALUE($)  SHARES          COMPANY
         -----------------          ---------- ------          -------
Non-Executive Director Group (5
 persons)..........................     (1)    5,000  Thermo Instrument Systems
                                    $75,000(2) 7,500        ThermoSpectra
                                    $75,000(2) 7,500     Thermo BioAnalysis

- --------
(1) Because the exercise price of options to be granted under the Directors Plan will reflect the market value of the underlying stock at the time of the grant, the dollar value of such options is not currently determinable.

(2) Assumes the exercise price for such options will be $10.00 per share, which was the purchase price for the most recent private placement of the shares underlying such options.

- --------------------------------------------------------------------------------

RECOMMENDATION

  The Board of Directors believes that the Amendments to the Directors Plan will enable the Corporation to ensure the continued services and contributions of its outside Directors and to attract and retain other highly qualified individuals to serve as outside Directors from time to time. Accordingly, the Board of Directors believes that the proposal is in the best interest of the Corporation and its Stockholders and recommends that the Stockholders vote "FOR" the approval of the Amendments to the Directors Plan to change the formula for the grant of stock options to outside Directors and to provide for the automatic grant to outside Directors of options to purchase common stock of the Corporation's majority-owned subsidiaries. If not otherwise specified, Proxies will be voted FOR approval of this proposal. Thermo Electron, which beneficially owned approximately 85% of the outstanding Common Stock as of April 6, 1995, has sufficient votes to approve the proposal and has indicated its intention to vote for the proposal.

- --------------------------------------------------------------------------------

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1995. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1986. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of three non-management Directors, the purpose of which is to review the scope and results of the audit.

                                  OTHER ACTION

  Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the Proxy holders to vote shares represented by the Proxies in the discretion of such Proxy holders.

                             STOCKHOLDER PROPOSALS

  Proposals of Stockholders intended to be presented at the 1996 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than December 28, 1995.

                             SOLICITATION STATEMENT

  The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Santa Fe, New Mexico
April 25, 1995

                                                                      APPENDIX A

                         THERMO INSTRUMENT SYSTEMS INC.

                          DIRECTORS STOCK OPTION PLAN

   AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 1995 AND AS ADJUSTED TO
       REFLECT THE THREE-FOR-TWO STOCK SPLIT EFFECTED ON APRIL 14, 1995.

1. PURPOSE

  The purpose of this Directors Stock Option Plan (the "Plan") of Thermo Instrument Systems Inc. (the "Company") is to encourage ownership in the Company by outside directors of the Company whose services are considered essential to the Company's growth and progress and to provide them with a further incentive to become directors and to continue as directors of the Company. The Plan is intended to be a nonstatutory stock option plan.

2. ADMINISTRATION

  The Board of Directors, or a Committee (the "Committee") consisting of two or more directors of the Company appointed by the Board of Directors, shall supervise and administer the Plan. Grants of stock options under the Plan and the amount and nature of the options to be granted shall be automatic in accordance with Section 5. However, all questions of interpretation of the Plan or of any stock options granted under it shall be determined by the Board of Directors or the Committee and such determination shall be final and binding upon all persons having an interest in the Plan.

3. PARTICIPATION IN THE PLAN

  Directors of the Company who are not employees of the Company or any subsidiary or parent of the Company shall be eligible to participate in the Plan. Directors who receive grants of stock options in accordance with this Plan are sometimes referred to herein as "Optionees."

4. STOCK SUBJECT TO THE PLAN

  The maximum number of shares that may be issued under the Plan shall be one hundred twelve thousand five hundred (112,500) shares of the Company's $.10 par value Common Stock (the "Common Stock"), and twenty-five thousand (25,000) shares of the common stock of each Spinout Subsidiary (as defined in Section 5(B)) as of the date of the Annual Meeting of Stockholders on which options to purchase such common stock are first granted to eligible Directors as provided in Section 5(B), each subject to adjustment as provided in Section 9. Shares to be issued upon the exercise of options granted under the Plan may be either authorized but unissued shares or shares held by the Company in its treasury. If any option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for options thereafter to be granted.

5. TERMS AND CONDITIONS

  A. Annual Stock Option Grants

  Each Director of the Company who meets the requirements of Section 3 and who is holding office immediately following the Annual Meeting of Stockholders, commencing with the Annual Meeting of Stockholders held in calendar year 1995, shall be granted an option to purchase 1,000 shares of Company common stock at the close of business on the date of such Annual Meeting. Options granted under this Subsection B shall be exercisable as to 100% of the shares subject to the option as set forth in Section 5(C)(1), but shares acquired upon exercise are subject to repurchase by the Company at the exercise price in the event that the Optionee ceases to serve as a director of the Company, Thermo Electron Corporation ("Thermo Electron") or any subsidiary of Thermo Electron, prior to the first anniversary of the grant date, for any reason other than death.

  B. Subsidiary Stock Option Grants.

  Each Director of the Company who meets the requirements of Section 3 and this
Section 5(B), from time to time in accordance with this Section 5(B), shall be granted an option to purchase shares of the common stock of each majority-owned subsidiary of the Company, the common stock of which shall have become publicly traded or a portion of which shall have been sold primarily to third parties in a private placement or other arms-length transaction (such transaction being referred to herein as a "Spinout Transaction", and such subsidiary being referred to herein as a "Spinout Subsidiary"), upon the following terms and conditions.

  Each eligible Director who is not a Director of the Spinout Subsidiary shall be granted an option to purchase 1,500 shares of common stock of the Spinout Subsidiary as of the close of business on the date of the Company's Annual Meeting of Stockholders that first occurs after the Spinout Transaction, and also as of the close of business on the date of every fifth Annual Meeting of Stockholders of the Company that occurs thereafter during the duration of this Plan.

  Options granted under this Section 5(B) shall vest and be exercisable as to 100% of the shares of common stock subject to the option on the fourth anniversary of the grant date of the option, unless, prior to such anniversary, the underlying common stock shall have been registered under Section 12 of the Securities Exchange Act of 1934, as amended (referred to herein as "Section 12 Registration"). From and after 90 days after the effective date of Section 12 Registration, options granted hereunder shall be immediately exercisable as to 100% of the shares subject to the option, subject to the right of the Company to repurchase the shares at the exercise price in the event the Optionee ceases to serve as a director of the Company, or any subsidiary of the Company or Thermo Election during the option term. The right of the Company to so repurchase the shares shall lapse as to one-fourth of the shares granted on each of the first, second, third and fourth anniversaries of the grant date of the option, provided the Optionee has remained continuously a director of the Company, Thermo Electron or any subsidiary of Thermo Electron since the grant date. In all other respects, the option shall be subject to the general terms and conditions applicable to all option grants as set forth below in Section 5(C), including the determination of the exercise price of such option.

  No Director, who is otherwise eligible under Section 3, shall be eligible under this Section 5(B) to receive grants of stock options in Spinout Subsidiaries, if such Director also serves as a director of such Spinout Subsidiary.

  In the event any subsidiary shall become a "Spinout Subsidiary" as defined herein, then there shall be immediately reserved for transfer hereunder, on the date options to purchase common stock of the Spinout Subsidiary are first granted to eligible Directors and without further action required by the Board of Directors or Stockholders of the Company, twenty-five thousand (25,000) shares of the common stock of such Spinout Subsidiary.

  C. General Terms and Conditions Applicable to All Grants.

    1. Except as otherwise provided in Section 5(B), options shall be exercisable at any time from and after the six-month anniversary of the grant date and prior to the date which is the earliest of:

      (a) three years after the grant date for options granted under
    Section 5(A) and five years after the grant date for options granted under Section 5(B), (b) three months after the later of the date (i) the Optionee either ceases to meet the requirements of Section 3 or
    (ii) otherwise ceases to serve as a director of the Company, Thermo Electron or any subsidiary of Thermo Electron (six months in the event the Optionee ceases to meet the requirements of this Subsection by reason of his death), or (c) the date of dissolution or liquidation of the Company.

    2. The exercise price at which Options are granted hereunder shall be the average of the closing prices reported by the national securities exchange on which the common stock is principally traded for the five trading days immediately preceding and including the date the option is granted or, if such security is not traded on an exchange, the average last reported sale price for the five-day period on the NASDAQ National Market List, or the average of the closing bid prices for the five-day period last quoted by an established quotation service for over-the-counter securities, or if none of the above shall apply, the last price paid for shares of the Common Stock by independent investors in a private placement; provided, however, that such exercise price per share shall not be lower than the par value per share or less than 50% of the fair market value of the Common Stock until such time as the Company elects to be subject to Rule 16b-3 as amended by SEC Rel. No. 33-28869.

    3. All options shall be evidenced by a written agreement substantially in such form as shall be approved by the Board of Directors or Committee, containing terms and conditions consistent with the provisions of this Plan.

6. EXERCISE OF OPTIONS

  A. Exercise/Consideration

  An option may be exercised in accordance with its terms by written notice of intent to exercise the option, specifying the number of shares of stock with respect to which the option is then being exercised. The notice shall be accompanied by payment in the form of cash or shares of common stock of the Company (as to options to purchase Company Common Stock) or the Spinout Subsidiary (as to options to purchase common stock of the Spinout Subsidiary, but only if the common stock is then publicly traded) (the shares so tendered referred to herein as "Tendered Shares") with a then current market value equal to the exercise price of the shares to be purchased; provided, however, that such Tendered Shares shall have been acquired by the Optionee more than six months prior to the date of exercise (unless such requirement is waived in writing by the Company). Against such payment the Company shall deliver or cause to be delivered to the Optionee a certificate for the number of shares then being purchased, registered in the name of the Optionee or other person exercising the option. If any law or applicable regulation of the Securities and Exchange Commission or other body having jurisdiction in the premises shall require the Company or the Director to take any action in connection with shares being purchased upon exercise of the option, exercise of the option and delivery of the certificate or certificates for such shares shall be postponed until completion of the necessary action, which shall be taken at the Company's expense.

  B. Tax Withholding

  The Company shall have the right to deduct from payments of any kind otherwise due to the Optionee any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Optionee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company to withhold shares of common stock otherwise issuable pursuant to the exercise of an option or (ii) by delivering to the Company shares of common stock already owned by the Optionee. The shares so delivered or withheld shall have a fair market value equal to such withholding obligation. The fair market value of the shares used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. Notwithstanding the foregoing, no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of Rule 16b-3.

7. TRANSFERABILITY

  Options shall not be transferable, otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder (a "Qualified Domestic Relations Order"). Options may be exercised during the life of the Optionee only by the Optionee or a transferee pursuant to a Qualified Domestic Relations Order.

8. LIMITATION OF RIGHTS TO CONTINUE AS A DIRECTOR

  Neither the Plan, nor the quantity of shares subject to options granted under the Plan, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a Director for any period of time, or at any particular rate of compensation.

9. CHANGES IN COMMON STOCK

  If the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate proportionate adjustment may be made in the maximum number or kind of shares reserved for issuance under the Plan. No fractional shares will be issued under the Plan on account of any such adjustments.

10. LIMITATION OF RIGHTS IN OPTION STOCK

  The Optionees shall have no rights as stockholders in respect of shares as to which their options shall not have been exercised, certificates issued and delivered and payment as herein provided made in full, and shall have no rights with respect to such shares not expressly conferred by this Plan or the written agreement evidencing options granted hereunder.

11. STOCK RESERVED

  The Company shall at all times during the term of the options reserve and keep available such number of shares of the Common Stock as will be sufficient to permit the exercise in full of all options granted under this Plan and shall pay all other fees and expenses necessarily incurred by the Company in connection therewith.

12. SECURITIES LAWS RESTRICTIONS

  A. Investment Representations.

  The Company may require any person to whom an option is granted, as a condition of exercising such option, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

  B. Compliance with Securities Laws.

  Each option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

13. CHANGE IN CONTROL

  13.1 IMPACT OF EVENT

  In the event of a "Change in Control" as defined in Section 13.2, the following provisions shall apply, unless the agreement evidencing the Award otherwise provides:

    (a) Any stock options awarded under the Plan that were not previously exercisable and vested shall become fully exercisable and vested.

    (b) Shares purchased upon the exercise of options subject to restrictions and to the extent not fully vested, shall become fully vested and all such restrictions shall lapse so that shares issued pursuant to such options shall be free of restrictions.

  13.2 DEFINITION OF "CHANGE IN CONTROL"

  "Change in Control" means any one of the following events: (i) when any Person other than Thermo Electron Corporation ("Thermo Electron") is or becomes the beneficial owner (as defined in Section 13(d) of the Exchange Act and the Rules and Regulations thereunder), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations of the Exchange Act) of such Person, directly or indirectly, of 50% or more of the outstanding Common Stock of the Company, or the beneficial owner of 25% or more of the outstanding common stock of Thermo Electron, without the prior approval of the Prior Directors of the Company or Thermo Electron, as the case may be,
(ii) the failure of the Prior Directors to constitute a majority of the Board of the Company or of the Board of Directors of Thermo Electron, as the case may be, at any time within two years following any Electoral Event, or (iii) any other event that the Prior Directors shall determine constitutes an effective change in the control of the Company or Thermo Electron. As used in the preceding sentence, the following capitalized terms shall have the respective meanings set forth below:

    (a) "Person" shall include any natural person, any entity, any "affiliate" of any such natural person or entity as such term is defined in Rule 405 under the Securities Act of 1933 and any "group" (within the meaning of such term in Rule 13d-5 under the Exchange Act);

    (b) "Prior Directors" shall mean the persons sitting on the Company's or Thermo Electron's Board of Directors, as the case may be, immediately prior to any Electoral Event (or, if there has been no Electoral Event, those persons sitting on the applicable Board of Directors on the date of this Agreement) and any future director of the Company or Thermo Electron who has been nominated or elected by a majority of the Prior Directors who are then members of the Board of Directors of the Company or Thermo Electron, as the case may be; and

    (c) "Electoral Event" shall mean any contested election of Directors, or any tender or exchange offer for the Company's or Thermo Electron's Common Stock, not approved by the Prior Directors, by any Person other than the Company, Thermo Electron or a subsidiary of Thermo Electron.

14. AMENDMENT OF THE PLAN

  The provisions of Sections 3 and 5 of the Plan shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. Subject to the foregoing, the Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, except that if at any time the approval of the Stockholders of the Company is required as to such modification or amendment under Rule 16b-3, the Board of Directors may not effect such modification or amendment without such approval.

  The termination or any modification or amendment of the Plan shall not, without the consent of an Optionee, affect his or her rights under an option previously granted to him or her. With the consent of the Optionees affected, the Board of Directors may amend outstanding option agreements in a manner not inconsistent with the Plan. The Board of Directors shall have the right to amend or modify the terms and provisions of the Plan and of any outstanding option to the extent necessary to ensure the qualification of the Plan under Rule 16b-3.

15. EFFECTIVE DATE OF THE PLAN

  The Plan shall become effective when adopted by the Board of Directors, but no option granted under the Plan shall become exercisable until six months after the Plan is approved by the Stockholders of the Company.

16. NOTICE

  Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

17. GOVERNING LAW

  The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

                                 FORM OF PROXY
                           THERMO INSTRUMENT SYSTEMS INC.
       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 22, 1995.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned hereby appoints Arvin H. Smith, John N. Hatsopoulos and Jonathan W. Painter, or any of one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Instrument Systems, Inc., a Delaware corporation (the "Company"), to be held on Monday, May 22, 1995, at 8:45 a.m., and at any postponement or adjournment thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 6, 1995, with all of the powers the undersigned would possess if personally present at such meeting:

                 (IMPORTANT -- TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

                               ++++                             +
       Please mark your        +                                +
 [ X ] votes as in this        +                                ++++
       example.


The shares represented by this Proxy will be voted "FOR" the proposals set forth below if no instruction to the contrary is indicated or if no instruction is given.


                   FOR         WITHHELD
1. ELECTION
   OF
   DIRECTORS      [   ]         [   ]
   OF THE
   COMPANY
   (see reverse)

FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any):


- -------------------------------------------------------------

Nominees: Marshall J. Armstrong
          Frank Borman
          Elias P. Gyftopoulos
          George N. Hatsopoulos
          John N. Hatsopoulos
          Robert C. Howard
          Frank A. Jungers
          Robert A. McCabe
          Arvin H. Smith
          Polyvios C. Vintiadis

                                                    FOR     AGAINST   ABSTAIN
2. Approve amendment to Directors Stock Option
   Plan to change the formula for the award of      [  ]     [  ]      [  ]
   stock options to outside Directors and
   provide for the automatic grant of stock options to outside Directors.

3. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

   Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.






SIGNATURE(S) _________________________________________  DATE ___________
Note: (This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint persons or as community property, both should sign.)